                                                                   EXHIBIT 10.24



                                    Dated: September 12, 1994



TONE LOC, INC.
c/o  Kevin Murray
     8721 Santa Monica Blvd. #403
     Los Angeles, California 90069


      Re:  Film Roman, Inc. / Tone Loc Option Agreement
           --------------------------------------------

Gentlepersons:

      This memorandum of agreement (the "Agreement") by and between FILM ROMAN, INC. ("FRI"), on the one hand, and TONE LOC, INC. f/s/o Tone Loc ("Owner"), on the other, in connection with the development and production of one (1) or more theatrical or television productions based on the Rights, as herein defined below, is as follows:

1.    Option:
      ------

      In consideration of good and valuable consideration hereby acknowledged as received, Owner hereby grants to FRI the sole and exclusive irrevocable option (the "Option") to purchase all of the rights set forth in paragraph 3 of this Agreement. The term of the Option commences as of the date set forth above and will expire upon expiration of Fox Children's Network's option to order episodes of the Series.

2.    Exercise of Option:    If FRI elects to exercise the Option, FRI shall
do so by giving Owner written notice delivered to Owner's address set forth above at any time on or before the expiration of the Initial Option Period, or Extension Period, if any.

3.    Grant of Rights:    Subject to paragraph 4 (Reserved Rights) and any
exceptions in paragraph 7 (Exclusivity), if FRI exercises the Option, then as of that time, FRI shall own, without restriction or reservation, all rights ("Rights") of every kind and nature throughout the world in perpetuity in all media, whether now known or hereafter devised, to utilize Tone Loc's name, voice and/or animated likeness in connection with the animated series contemplated hereunder ("Series") and all subsidiary and ancillary rights therein, including without limitation merchandising, publication and comic syndication. As used herein, the term "Rights" includes, but is not limited to, the right to produce the Series, specials based thereon, all theatrical and/or television remake, sequel (including series) rights based upon the concept therefor, and all rights to advertise, broadcast, exhibit and otherwise exploit any productions produced hereunder and all rights therein and portions thereof. It is understood that all of Owner's services hereunder are being performed under a special commission and shall be considered a work-for-hire under copyright law; as such, FRI shall be deemed the owner and author thereof at the time of creation/rendering of services. Notwithstanding the foregoing, FRI shall not have the right to produce, distribute or otherwise exploit a soundtrack recording embodying Tone Loc's voice without the prior written approval of Delicious Vinyl Records and Tone Loc. Tone Loc agrees to use reasonable best efforts to cause Delicious Vinyl Records to enter into good faith negotiations with FRI concerning the same. Additionally, it his hereby acknowledged and agreed to that Tone Loc may not utilize any song from any production produced hereunder in any other media and/or album without FRI's prior written approval. Finally, FRI may use Tone Loc's name, voice and/or likeness in connection with merchandising subject only to the limitation that the animated Tone Loc character which is the subject of the productions produced hereunder, is also used in connection with said merchandising.

4. Reserved Rights: Notwithstanding anything to the contrary contained in paragraph 3 above and without derogation of any rights otherwise granted pursuant to paragraph 3, Owner hereby reserves all rights not granted in paragraph 3, above.

5.   Reversion of Rights:   If FRI (or its assigns) exercises the option
and thereafter fails to produce new productions for a continuous period in excess of two (2) years, all rights granted hereunder shall revert to Owner, it being understood that FRI shall continue to have the right to exploit any works produced hereunder, including without limitation, television series episodes, television specials, theatrical motion pictures, and merchandising rights (for the duration of existing merchandising agreements), subject to the terms hereof.

6. Services: Following FRI's exercise of its option Owner shall furnish the services of Tone Loc to render the following services (as indicated) for each program produced hereunder, subject to the approval of the applicable financing entity/broadcaster. FRI shall pay Owner the following sums (fifty percent (50%) on commencement and fifty percent (50%) on shipment of each episode to overseas animation studio, unless specified to the contrary below) as compensation for such services, as rendered:

     (a) Voice Over: The then applicable SAG scale + 10% (Tone Loc) on a favored nations basis with other recurring talent, payable on the next regular pay day following rendering of services.

     (b) Acting: Twice the then applicable SAG scale (Tone Loc), payable on the next regular pay day following rendering of services.

     (c) Song Writing: Five Hundred Dollars ($500.00) per song upon delivery and acceptance, not to be unreasonably withheld, of each set of lyrics and music in connection with each song written by Tone Loc. Subject to paragraph 9, below, the foregoing fee shall include all costs in connection with writing services only, it being understood that FRI shall engage the facilities and services necessary to produce each song and bear any and all costs associated therewith. Notwithstanding the foregoing, FRI agrees that Tone Loc shall have reasonable approval rights in connection with the producer(s), which approval shall not be unreasonably withheld.

     (d)  Executive producer fees:

          (i)  Prime Time Series Episode:        $10,000
          (ii) Saturday Morning Series Episode:  $ 5,000
          (iii) Syndicated Strip Series:         $ 5,000/week

     (e)  Royalty payment:

          (i)  Prime Time Series Episode:        $12,500
          (ii) Saturday Morning Series Episode:  $ 7,500
          (iii) Syndicated Strip Series:         $ 5,000/week

     (f) Pension, Health and Welfare: FRI shall pay directly to the Guild, all applicable pension, health and welfare contributions due for services rendered by Tone Loc hereunder.

     Owner is guaranteed to be engaged in some capacity in all productions produced hereunder. In connection therewith, FRI and Owner shall negotiate in good faith for fees/services for Owner in connection with all such other productions, including feature length motion pictures, television specials and the like.

7. Exclusivity: Owner hereby agrees that Tone Loc's services rendered hereunder shall be on an exclusive basis in connection with any children's television programs, both animated and live action as well as in all other forms of animation. Notwithstanding the foregoing, Tone Loc shall have the right to perform voice over services in connection with animated features without any obligation to FRI so long as no FRI created characters are utilized. Additionally, Tone Loc must obtain FRI's prior written approval, not to be unreasonably withheld, if Tone Loc desires to provide voice over services (on a non-recurring basis) on animated television programs. FRI hereby acknowledges that Tone Loc shall be rendering voice over services in connection with a series of animated spots for the NFL Super Bowl to air in January of 1993.

8. Net Profits: FRI shall pay Owner sums equal to twenty-five percent (25%) of FRI's share of the net profits derived from the exploitation of any of the Rights granted hereunder, except music publishing (see paragraph 7, below). Net profits shall be defined, computed, accounted for and paid in accordance with FRI's standard net profit definition. Notwithstanding the foregoing and in computing the net profit definition, the maximum amount which shall be charged as overhead shall be seventeen percent (17%) of the final actual budget and the maximum amount which shall be charged as the production fee shall be twice that which FRI receives as the executive producer fee.

9.  Music Publishing:

          a. Administration: Owner or its music publishing subsidiary or affiliate may administer any songs which Tone Loc writes and any songs in which he performs (unless the writer of such songs retains publishing rights) in connection with any productions produced hereunder and may charge fifteen percent (15%) of revenues received therefrom (excluding small performance royalties from ASCAP or BMI) as an administration fee in connection with same; FRI retains the right to administer or to cause its music publishing subsidiary or affiliates any underscores from any productions produced hereunder and to charge fifteen percent (15%) of revenues received therefrom (excluding small performance royalties from ASCAP or BMI) as an administration fee in connection with same.

          b. Music Publishing Rights - Composer Royalties: Subject to paragraph 3 (Grant of Rights), the party administrating the music pursuant to paragraph 9.a. ("Administrator") shall have the complete control of the publication of the music and of all rights incident thereto, including, but not limited to, the right to license the manufacture of phonograph records and other recordings of the music and the right to license motion picture synchronization rights (all of which rights are herein sometimes collectively called "music publishing rights").

          (1) With respect to Administrator's exercise of music publishing rights (as defined above), Administrator agrees to pay Owner as royalties:

          (i) sums equal to fifty (50%) percent of the net proceeds (as defined below) received or credited by the Administrator from third parties for licenses for the manufacture of commercial phonograph records and/or licenses of motion picture synchronization rights (as defined below);

          (ii) for regular piano copies, if any, sold and paid for at wholesale in the United States and/or Canada, sums equal to six (6c) cents per copy;

          (iii) sums equal to ten (10%) percent of net proceeds received by FRI from third parties for regular piano copies, if any, sold and paid for at wholesale outside of the United States and/or Canada;

          (iv) with respect to orchestrations, including band arrangements, if any, sold and paid for at wholesale anywhere in the world, sums equal to ten (10%) percent of the wholesale price therefor, after trade discounts;

          (v) with respect to any song book, folio similar publication, if any, sold land paid for at wholesale anywhere in the world, sums equal to the amount resulting from dividing ten (10%) percent of the wholesale price, after trade discounts, therefor by the total number of copyrighted musical compositions contained in such publication.

     No royalties shall be payable hereunder for professional material not sold or resold; further, no royalties shall be payable to Owner with respect to uses of the music except as hereinabove expressly set forth. The term "motion picture rights" as used herein refers to synchronization rights granted with respect to motion pictures or television programs other than the Series or any remake or sequel thereof or any other production produced by or under the authority of FRI if Tone Loc is involved in the same. The term "net proceeds" as used hereinabove shall mean all monies actually received or credited by the Administrator (or any assignee of Administrator's rights or licensee hereunder) which are directly attributable to licenses issued authorizing the manufacture of commercial phonograph records and/or licenses relating to motion picture synchronization rights, and/or for the exercise of publication rights referred to in subclause
(iii) - (v) above, as the case may be, after the deduction of all costs, direct expenses, fees (including the aforesaid administrative fee of fifteen (15%) percent of such amounts to the Administrator) and commissions which are directly attributable to the exploitation of the music by way of commercial phonograph records or by way of motion picture synchronization, or by way of publication, as the case may be, computed in accordance with good and standard accounting practices. In the event that Administrator licenses the music in a form containing lyrics or other musical materials composed by any third party or parties, then Owner's royalties hereunder, with respect to the music in such form, shall be reduced proportionately to an amount equal to the royalties payable hereunder, divided by the number of composers and lyricists (including Tone Loc or Owner employees) who have furnished materials and services for such music. Administrator shall render royalty statements to the parties hereto, accompanied by any remuneration due the parties hereto, such statements to be rendered at least twice during each calendar year during which royalties are payable.

          (2) If, for any reason, exportation of money to the United States from any foreign country, territory or place should be prohibited, prevented or rendered commercially impracticable, the amount received or credited by Administrator (if Administrator's share thereof is actually paid to Administrator in such foreign country, territory or place) shall not be considered gross receipts hereunder unless, and until the same shall have actually been received in the United States in United States currency, provided, however, that if Owner or FRI so requests in writing, that portion of such blocked or frozen funds which would represent Owner's or FRI's share of net proceeds of such gross receipts, but for being frozen or blocked, shall be deposited in Owner's or FRI's name in any bank or depository designated by Owner or FRI in such country wherein such funds are blocked or frozen subject the laws of such country with respect to such deposits and withdrawals by Owner or FRI therefrom. Owner or FRI shall have the right to inspect Administrator books and records relative to gross receipts derived from use of the music hereunder provided such inspection shall be made at Administrator's offices during reasonable business hours.

          (3) FRI and Owner acknowledge that Administrator has not made and is not hereby making any representation or warranty with respect to the amount of royalties, if any, which may be derived from uses of music publishing rights, it being further understood that nothing herein shall be deemed to impose any obligation on Administrator to use or authorize the use of the music and/or any music publishing rights derived therefrom. However, Administrator agrees that if the music is licensed for a sound track album, the mechanical licenses payable therefore shall be not less than 75% of the statutory rate for such rights.

          (4) The Administrator shall be affiliated with the same small performing rights society (i.e., either ASCAP or BMI) as Tone Loc.

              b.   Music Publishing Rights - Allocation of
Publisher's Share:

          (1) Term "publisher's share" of music publishing rights means (i) that portion of revenues derived from exercise of the music publishing rights described in paragraph 9.a. above remaining after deduction therefrom of all costs, direct expenses and fees (including the Administrator's administrative fee) and all royalties payable to Owner and other composers and (ii) that portion of small performance rights royalties which are paid by ASCAP or BMI to the Administrator as its "publisher's share" of such small performance rights royalties.

          (2) As additional consideration hereunder, the Administrator controlling music publishing rights in the music shall pay to Owner and FRI each sums equal to one-half (1/2) of the publisher's share of net revenues derived from music publishing rights (as defined above); provided however that in the case of co-written music Owner's share of any such payments shall be reduced proportionately to an amount equal to revenues payable hereunder divided by the number of composers and lyricists (including Owner) who have furnished materials and services for such songs.

          (3) Administrator or such music publishing music company shall render statements to Owner and FRI with respect to payments due under this paragraph 9.a., which statements shall be rendered at least twice during each calendar year during which any payments are due hereunder within ninety (90) days of the close of each statement period. Statement periods shall close on the thirtieth day of June and the thirty-first day of December of each year, subject to reasonable change by Administrator.

Payments pursuant to this paragraph 9 shall not be cross-collateralized against any other costs or sources of revenues.

10.  Credit:   Tone Loc shall receive credit as co-executive producer in
connection with all series episodes produced hereunder and on all other productions produced hereunder on which each renders such services. Moreover, Tone Loc shall receive credit as composer of all songs written by him hereunder and top billing amongst all performers on all productions upon which he renders the such services. Subject to the foregoing, the exact form, style, size, placement and all other matters relating to any credit accorded to Owner shall be determined by FRI in FRI's sole discretion. No casual or inadvertent failure by FRI to accord the credit provided for in this paragraph shall be deemed a breach by FRI of this Agreement.

11.  Termination:   In light of the fact that Tone Loc will serve as a role
model for children in connection with his services hereunder, if Tone Loc shall have committed or does commit any act, or if he shall have done or does anything, which shall be an offense involving moral turpitude under federal, state or local laws, or which might tend to bring him into public disrepute, contempt, scandal or ridicule, or which might tend to reflect unfavorably upon FRI (or any network, station, or other licensee broadcasting the programs) the sponsors, if any, or their advertising agencies, if any, of the productions hereunder, or otherwise injure the success of the productions in connection with which the music is used, FRI shall have the right to delete the name of the Owner from any programs in which such screen credit to Owner appears or may appear, and to terminate this agreement; provided, however, if FRI elects to terminate this agreement pursuant to this subparagraph, FRI's payment obligations with respect to productions theretofore produced shall survive such termination. Notwithstanding the foregoing, FRI hereby acknowledges that FRI does not disapprove of the one (1) extension of Mr. Loc's beer endorsement agreement which took place in June of 1992. If this agreement is terminated by virtue of this paragraph 11, FRI shall continue to pay Owner the royalty payments set forth in paragraph 6.(e) hereof.

12.  Warranties and Indemnities:    The parties hereto represent and
warrant that each has the right and power to enter into and fully perform this Agreement and to grant the rights granted to hereunder, and that neither has granted, assigned, conveyed or otherwise encumbered, and nor will grant, assign, convey or otherwise encumber, any of the rights granted to hereunder. Additionally, Owner agrees to indemnify FRI for any and all costs incurred by FRI, including reasonable court costs and attorney's fees, arising in connection with Owner's agreement to pay third parties, including without limitation Martin Schwartz, monies derived from exploitation of the Rights.

13. Assignment: This agreement and all provisions hereof shall be binding upon Owner and Owner's successors, assigns, executors, administrators, heirs and next of kin, and FRI shall have the right to assign all or any rights granted to FRI hereunder to any third party.

14.  Counterpart Signature:    This document may be executed in
counterparts which, taken together, shall constitute the whole of the agreement as between the parties.

15. Memorandum of Agreement: The foregoing constitutes a memorandum of agreement between Owner and FRI concerning the subject matter set forth above. Either Owner or FRI may at any time hereafter prepare and submit a more formal agreement encompassing the foregoing provisions and such other provisions as are customary for this type of agreement. Owner and FRI shall promptly review, negotiate and execute any such more formal agreement. Unless and until such more formal agreement is executed, this memorandum of agreement encompassing the provisions set forth herein, together with such other provisions as are customary for this type of an agreement, shall constitute a binding and enforceable agreement. This memorandum of agreement and any more formal agreements entered into by Owner and by FRI pursuant to the provisions hereof shall be governed by and construed in accordance with the laws of the State of California applicable to contracts fully to be performed therein. This memorandum of agreement shall supercede any prior agreement between the parties relating to the Rights and, specifically, that certain document entered into as of October 12, 1992.

          Please indicate your agreement with the foregoing by signing in the space provided below.

                                       Very truly yours,

                                       FILM ROMAN, INC.
                                       ("FRI")


                                       /s/ Phil Roman
                                       ----------------------------
                                       By: Its Authorized Signatory




AGREED AND ACKNOWLEDGED:

TONE LOC, INC.


By:/s/ Authorized Signatory /Date: 3/28/95
   ---------------------------------------
   TONE LOC



I agree to be bound by the foregoing the extent that the same applies to me.



/s/ Authorized Signatory /Date: 3/28/95
- ---------------------------------------
   TONE LOC